FOMO CORP. (ETFM/OTC)

Investor Summary / January 2021

www.fomoworldwide.com

EXECUTIVE TEAM:

Vik Grover, *President & CEO.* 25 years of experience on Wall Street as an equity research analyst, investment banker and consultant; has been advising, financing, and launching businesses for several years. He was introduced to the founder of Purge Virus three years ago.

Charles Szoradi, *CEO of Purge Virus, LLC Subsidiary & FOMO Advisory Board Member.* Architect and building intelligence executive with 28 years of experience in sustainability and cost-savings for building retrofits and new construction. His two most recent pending patents for Purge Virus focus on advanced in-duct and tabletop disinfection to help reduce the spread of COVID-19 and future viruses. Mr. Szoradi focuses on high performance architecture and is a LEED AP (Leadership in Energy and Environmental Design – Accredited Professional), a Certified Building Performance Institute (BPI) Energy Auditor, a member of the Energy and Sustainability Committee for the Society of American Military Engineers, and the Leadership Council Chairman of the American LED Alliance.

John Kelly, Founder and CEO of PPE Source International, which is Purge Virus's partner for PPE. Mr. Kelly is also CEO of EcoLite, a leader in LED lighting. Mr. Kelly has a multi-decade history of running successful companies. Driven to find the best manufactured PPE products, HVAC solutions, & specialized energy control system, he has become one of the industry leaders in the energy and sustainability space.

EMPLOYEES & FACILITIES:
20 FT employees / 10-99's
HQ: FOMO - Chicago, IL
HQ Purge Virus – Philadelphia, PA

FINANCING:
Up to $3MM Series A Pref. Stock; 506(c)

USE OF PROCEEDS:
General corporate purposes, incl. increased sales and marketing investment, working capital and other similar purposes. Depending on the amount of capital raised, it may also seek to acquire PPESI, PVBJ and other HVAC contractors, EcoLite, ILED, EOM, EIC and possibly others.

LEGAL COUNSEL: Fred Lehrer, Esq.

TRANSFER AGENT: Signature Stock

SEC FILINGS (XBRL) SERVICE:
M2 Compliance

Auditor: Boyle CPA, LLC

Investment Highlights

- FOMO CORP. (the "Company" or "FOMO") is a publicly traded business incubator focused on private companies seeking access to the capital markets to fund growth.
- On 10/19/2020, FOMO acquired 100% of the Member Interests of Purge Virus, LLC ("PV"), a provider of disinfection products and services targeting the COVID-19 pandemic which has devastated business, industry, and government in the U.S. and abroad.
- PV, with a sales force of a dozen regional managers, has a growing sales funnel of several dozen projects ranging from single-family residential space to hotels, cruise ships, Veteran Affairs hospitals, and government and commercial office spaces. The revenue opportunity is substantial, not including personal protective equipment ("PPE") sales being generated by PV partner PPE Source International (PPESI) which is under an exclusive six-month M&A agreement with FOMO. Under a separate Strategic Partnership Agreement, PV and PPESI split (50/50) the Adjusted Gross Profit (AGP) generated from the sale of PPE.
- PV has access to $300MM in financing for customers' disinfection product orders. Further, PV and PPESI are partnered with Mactel Business Trust, a banking organization with has access to $10BN of humanitarian financing for outsize PPE orders factory-direct from SE Asia.
- FOMO has signed letters of intent (LOI's) to acquire two smart lighting vendors – Independence LED Lighting, LLC and EcoLite Holdings, LLC. Both companies have expertise in LED lighting, including lens optics, drivers, electronics, and thermal management. They provide turn-key lighting solutions for multi-property clients, and manufacture their own line of made in America products and offer disinfection solutions to private and public buyers.
- With the global pandemic, limited access to capital thwarted FOMO's growth. With the PV strategy, the PPESI partnership with an M&A option, a growing sales funnel, and other partnerships and channel relationships under negotiation, a new chapter for the Company is at hand.
- On the public company front, FOMO's stand-alone financial statements have been completed for December 2019, March 2020, June 2020, and September 2020. 10-K and 10-Q documents have also been completed and filed with the SEC. FOMO is now current, a major accomplishment.
- The Company has applied for a name change to "FOMO CORP." and ticker change to "FOMO" with FINRA and a corporate website has been launched: https://www.fomoworldwide.com.
- Pure Virus LLC website: https://purgevirus.com;
- Independence LED Lighting, LLC website: www.independenceled.com;
- EcoLite Holdings, LLC website: www.ecoliteled.com
- Webinar explaining smart/clean buildings solutions: https://youtu.be/exQo9mDLqKM.

The Global Industry Problem

The world is in dire need of a solution to the pandemic that will allow business, industry, and the government to reopen. Lockdowns are destroying economies worldwide, which is forcing hundreds of thousands of businesses to fold and costing the world trillions of dollars as workers and consumers attempt to adjust to the "new normal". FOMO's PV subsidiary is a one-stop shop to allow the nation to reopen by offering a full array of products and services that clean air, manage property operations, and give employees and customers comfort that locations are "clean buildings" - safe to work from and patron.

Disinfection Products and Services and PPE

- Ultraviolet-C (UVC) in-duct and portable devices,
- Hybrid disinfection devices with UVC, carbon filtration, and HEPA filtration,
- Hybrid disinfection devices with UVC and Photo plasma,
- Bi-polar ionization disinfection for virus and Volatile Organic Compound (VOC) disinfection,
- PPE ranging from masks to gloves with factory-direct supply side logistics with $0 upfront cost.





The Market Opportunity

With 87BN square feet of non-residential property in the US and an average cost of $0.23 - $0.50 per square foot for in-duct disinfection, the market size for UV lighting and deionization solutions is an estimated $20BN+ in the U.S. alone. The PPE market – masks, gloves, gowns and related - is multiple billions of $ per year. A mobile app is under development that will allow consumers and businesses to identify clean buildings that are equipped with disinfectant technology and solutions, which combined with a national branding campaign is expected to add further value to the organization. With attention to indoor air quality (IAU) due to COVID-19, PV has solutions for years to come.

Potential Acquisitions and Strategic Partnerships

FOMO has signed LOI's to acquire Independence LED Lighting, LLC ("ILED") and EcoLite Holdings, LLC ("EcoLite"), providers of smart lighting solutions with embedded bases of private and government customers throughout the country including military hospitals, schools, and enterprises. FOMO has an exclusive option to acquire Purge Virus' partner PPE Source International (PPESI) through Spring 2021, which if consummated will allow FOMO to book 100% of revenues from PPE sales versus an existing 50-50 profit share between PV/PPESI for PPE sales generated by either side. PPESI and PV have a relationship with domestic banking organization called Mactel Business Trust which has access to a $10BN humanitarian fund supporting factory-direct outsize orders from SE Asia, eliminating buyer risk for PPE often characterized by failures to deliver from suppliers and brokers/agents that lack credibility. The Company is in due diligence with other disinfection, lighting and robotic cleaning providers that may lead to further M&A in the future. Separately, through a Strategic Alignment Agreement signed December 31, 2020, FOMO is working with AGILE Technologies, LLC (http://www.4agiletech.com/), a Chicago-based vendor of rapid COVID-19 testing to enterprises and government entities to add its full array of disinfection solutions to the testing offering. Other targets are currently being contemplated, including an energy management software provider for non-residential properties which would strengthen FOMO's position as a one-stop provider of smart/clean building solutions and allow the Company to target growth out of the new Administration's green initiatives targeting four million non-residential buildings nationwide representing a total addressable market of billions of square feet and hundreds of billions of dollars of revenue opportunity. Meanwhile, FOMO is in discussions with HVAC contractors that would provide installation capabilities and accretive revenues and EBITDA and cross-selling synergies.

Sales Funnel

Purge Virus is currently pursuing 70 different sales opportunities ranging from single-family residential space to hotels, cruise ships, Veteran Affairs hospitals, and government and commercial office spaces. Of note, the Company recently deployed UV lighting and disinfection technology at a 180,000 sq ft. commercial property owned/managed by Related Companies, a multi-billion-dollar developer of non-residential real state. PV has recently joined trade groups targeting colleges/universities, restaurants, and businesses in major metropolitan areas to augment its market awareness. The possible revenue for sales opportunities being pursued is substantial, not including PPE sales being generated by PV partner PPE Source International (PPESI) which is under an exclusive M&A Agreement with FOMO. PPESI is currently negotiating orders for substantial PPE orders from U.S. buyers. For smaller orders, PPESI has two warehouses that have on the ground inventory for quick response.


In-Room Disinfection
HVAC
In-Duct
Disinfection
HVAC
Coil & Pan
Disinfection
PURGE VIRUS
Personal
Protective
Equipment
Qualified
Installer
Network
Certification + Specification < DOCUMENTATION > + Testing + Performance

Capitalization

- Common Shares: 5,236,565,455 outstanding, 10 billion authorized.
- Series A Preferred: 3,000,000 outstanding; convert 1-50 into common, vote on an as-converted-basis and pay a $0.035 per share annual dividend in kind or in cash, 78,000,00 authorized.
- Series B Preferred: 4,603,815 outstanding; convert 1-1000 into common, vote on an as-converted-basis and pay a 1% annual dividend in kind or in cash, 20,000,000 authorized.
- Series C Preferred: 1,000,000 outstanding; convert into 1-1 into common, vote on a 1-100,000 basis and pay a 1% annual dividend in kind or in cash, 2,000,000 authorized.
- Convertible debt: Aged variable debt including principal, interest & penalties: $30K; Oct. 28, 2020 redeemable convertible debenture: $115K.

In December 2019, the Company changed its corporate name with the Secretary of State of California and on the SEC's EDGAR system to FOMO CORP. An application is underway with FINRA to change the trading name and ticker of the company to "FOMO CORP." / "FOMO". No reverse split is authorized by the Board until permanent financing and an accretive merger/acquisition such as EcoLite are completed. Ultimately, management intends to up list the stock to improve transparency, boost liquidity and enhance awareness of the Company on Wall Street.


HUMAN CELL
Without Bipolar Ionization = CONTAMINATION
(attraction to cells)
STOP
HUMAN CELL
With Bipolar Ionization = PROTECTION
(rejection from cells)

99.4% virus inactivation without any ozone.

Use of Investment Proceeds

FOMO seeks to raise up to $3,000,000 to fund growth (support of current booked contracts, sales/marketing, product development, strategic hires, M&A integration), to cover its budget through YE21, and eliminate variable convertible debt. The Company intends to offer Series A Preferred Stock with a fixed conversion price, annual dividend, and customary investor protections.

Additional Information

Vik Grover, CEO or Wayman Baker, EVP Corporate Development of FOMO CORP. at (630) 286-9560 or IR@fomoworldwide.com.
